UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Full Scale System Development Contracts with Thales

As previously reported, on June 1, 2010, through our wholly owned subsidiary, Iridium Satellite LLC (“Iridium Satellite”), we entered into a Full Scale System Development Contract (the “FSD Contract”) with Thales Alenia Space France (“Thales”) for the design and construction of satellites for our next-generation constellation, Iridium NEXT, as well as launch support and mission operations support services. The FSD Contract, as subsequently amended, became effective on October 25, 2010, the date we satisfied all of the conditions precedent to funding under our previously reported COFACE Facility Agreement (the “Financial Close Date”), which provides funding for the construction of the satellites for Iridium NEXT. In addition, the previously reported Authorization to Proceed between us and Thales (the “ATP”), pursuant to which we authorized Thales to commence work relating to the design of satellites and associated ground systems for Iridium NEXT, terminated by its terms on the Financial Close Date.

On the Financial Close Date, the fixed-price Euro portion of the FSD Contract was converted into dollars and, therefore, is not subject to further currency risk. The total fixed price for the FSD Contract is approximately $2.2 billion. The amounts we previously paid to Thales pursuant to the ATP are included in the fixed price and accordingly will be fully credited against payments due under the FSD Contract. Payments under the FSD Contract are expected to extend into the third quarter of 2017.

The FSD Contract contains customary default and termination provisions. In addition, we may elect to terminate the contract for convenience at any time upon payment of a termination fee calculated on the basis of Thales’ costs incurred as of the date of termination plus an agreed upon profit margin.

Item 1.02	Termination of a Material Definitive Agreement

Termination of Authorization to Proceed with Thales

Reference is made to Item 1.01 above regarding the effectiveness of the FSD Contract and the corresponding automatic termination of the ATP.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Closing and Initial Funding under COFACE Facility Agreement

As previously reported, on October 4, 2010, Iridium Satellite entered into the COFACE Facility Agreement with a syndicate of bank lenders (the “Facility”), which provides for borrowings up to $1.8 billion to fund the construction of the satellites for Iridium NEXT. On October 25, 2010, we satisfied all of the conditions precedent to initial funding under the Facility. On October 29, 2010, we borrowed approximately $135 million under the Facility.

Item 7.01	Regulation FD Disclosure

In connection with our satisfaction of the conditions precedent to borrowing under the COFACE Facility Agreement as described in Item 2.03, on October 28, 2010, we issued a press release which is attached hereto as Exhibit 99.1.

Information contained herein, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information and Exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Effectiveness of Contract for Launch Services with SpaceX

As previously reported, on March 19, 2010, we entered into a Contract for Launch Services (the “SpaceX Agreement”) with Space Exploration Technologies Corp. (“SpaceX”), as amended on September 17, 2010, pursuant to which SpaceX will provide launch services in connection with the deployment of Iridium NEXT, as well as satellite-to-launch vehicle integration, launch support and specified optional services. Although we previously had made certain refundable deposits and non-refundable milestone payments thereunder, the SpaceX Agreement became effective on the Financial Close Date. The SpaceX Agreement has a maximum price of $492 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release dated October 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: October 29, 2010	By:	/s/ THOMAS J. FITZPATRICK
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer